Exhibit 10.7

Sage Therapeutics, Inc.

July 18, 2013

Jeffrey M. Jonas, M.D.

118 11th Street

Del Mar, CA 92014

Re:	Employment by Sage Therapeutics, Inc.

Dear Jeff:

Sage Therapeutics, Inc. (the “Company”) is pleased to confirm its revised offer to employ you as Chief Executive Officer (CEO). As CEO you will be reporting to the Sage Therapeutics Board of Directors (BOD).

In the role of CEO, you will:

•	Work with the BOD and senior management to formulate and communicate a compelling vision and strategic direction for the company; evaluate alternative strategies; identify competitive issues; capitalize on platform technology and develop and implement operating plans to achieve objectives.

•	Oversee all company activities to ensure SAGE meets its research, development, and financial milestones and all other objectives including clinical, regulatory, and business development.

•	Develop and maintain strategic partnerships with external companies, overseeing critical activities to ensure research and development commitments and related projects are fulfilled.

•	Serve as the primary spokesperson for company, establishing and communicating the company’s image, and enhancing its visibility among potential partners.

•	Build additional organizational experience to bear within the management team. Work with the Board and senior management team to manage uncertainty while maintaining an entrepreneurial environment.

•	Ensure that qualified research and development and managerial personnel are attracted and retained; manage performance by providing feedback, teaching and development opportunities

•	Represent SAGE in scientific conferences, presentations, Industry and Investment groups.

•	Build and maintain solid working relationships with key opinion leaders and investors.

•	Foster an internal atmosphere that supports individual accountability, transparency, open communication and respect to enable employees to focus on the Company’s mission.

Your effective date of hire as a regular employee (the “Start Date”) will be August 12, 2013.

Your compensation for this position will be at the rate of $425,000 per year, payable monthly in accordance with the Company’s normal pay schedule. For the first several weeks of employment you will be working part-time, and be compensated at 50% of your normal pay rate until you are able to commence working full time, which will be no later than September 3, 2013. At that time your salary will be increased to your full time rate. You will be eligible to participate each year in the Company’s annual target bonus pool plan of up to 40% of your base salary based upon achievement of both corporate and personal goals, as agreed to between you and the BOD. You must be employed on the date on which the annual bonus is paid in order to receive it.

Sage Therapeutics acknowledges that you currently reside in California and that you desire to accept this job as a full time position in Massachusetts. As a condition of your employment, you are expected to be on-site at the Company’s offices in Cambridge, Massachusetts for 5 days per week. Since you are choosing not to relocate at this time but instead to commute. The Company will provide you with a sign- on bonus of $350,000 which will be paid to you in two installments. You will receive the first payment of $225,000 during your first month of employment and it will be subject to customary deductions and withholdings as required by law. You will receive the second payment of $125,000 upon the first anniversary of your Start Date with Sage. In addition, the Company will provide monthly temporary housing costs of up to $3,000 per month for the first six months of your employment with the Company. Should you voluntarily leave the Company, other than for death or disability, within 6 months of receiving either the sign on bonus payments or the temporary housing payments, you will be obligated to return the gross amount of the payments to the company within 30 Days of your departure date. As a full time employee, you may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of the plan documents governing those programs). Current benefits Include participation in a company sponsored health care plan, dental plan, short term disability Insurance, long term disability Insurance, 401k plan, 15 days of paid vacation and parking benefit. The Company, however, reserves the right to modify, terminate, or replace its employee benefit plans and policies.

Subject to the approval of the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, the Board will grant you an option to purchase 2,210,000 shares of the Company’s common stock (the “Option”). The Option will be granted following the commencement of your employment. The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted. The Option will be subject to the terms and conditions of the Company’s then- current stock option plan and form of stock option agreement. These options will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/48th of the shares will vest on a monthly basis, In arrears. Vesting is contingent on your continued full-time employment with the Company.

We have also discussed the possibility of implementing a more formal structure around guidelines for severance, change of control and accelerated vesting in the event of a transaction or change of control. We agree that we will address in good faith and work thru new recommendations with the board as part of adopting an overall compensation philosophy for the company.

You will perform your services from the Company’s offices in Cambridge, MA. It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

Enclosed for your review is a “Non-Solicitation, Confidentiality and Assignment Agreement” (the “Agreement”).

This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement. You will be expected to sign the Agreement before you report for work.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement. Also, this offer is subject to satisfactory reference checks if necessary.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than 5pm ET on July 31, 2013.

Please indicate your acceptance of this offer by signing and returning a copy to Kimi Iguchi. We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Kevin Starr
President & Chief Executive Officer
Sage Therapeutics, inc.

Accepted and Agreed

Jeffrey M. Jonas, M.D.

7/31/13
Date